Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 9, 2008	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES 2008 FIRST QUARTER RESULTS

FIRST QUARTER 2008 RESULTS ACHIEVED DESPITE CONTINUED
INCREASES IN RAW MATERIAL AND ENERGY PRICES

First Quarter 2008 Highlights

•                  Revenues for the first quarter of 2008 were $2,540.4 million, an increase of 13% as compared to $2,251.9 million for the first quarter of 2007.

•                  Net income for the first quarter of 2008 was $7.3 million or $0.03 per diluted share as compared to net income of $46.6 million or $0.20 per diluted share for the same period in 2007.  Adjusted net income from continuing operations for the first quarter of 2008 was $16.9 million or $0.07 per diluted share as compared to $57.4 million or $0.25 for the same period in 2007.

•                  Adjusted EBITDA from continuing operations for the first quarter of 2008 was $188.3 million, as compared to $244.5 million for the same period in 2007.

Summarized earnings are as follows:

	Three months ended March 31,		Three months ended
In millions, except per share amounts	2008	2007	December 31, 2007

Net income	$7.3	$46.6	$2.2
Adjusted net income from continuing operations	$16.9	$57.4	$48.6

Diluted income per share	$0.03	$0.20	$0.01
Adjusted diluted income per share from continuing operations	$0.07	$0.25	$0.21

EBITDA	$169.5	$242.0	$102.3
Adjusted EBITDA from continuing operations	$188.3	$244.5	$194.2

See end of press release for important explanations

•                  On February 16, 2008, all of our outstanding mandatory convertible preferred stock converted into 12,082,475 shares of our common stock in accordance with the terms of the mandatory convertible preferred stock.

•                  On April 7, 2008, we announced that Hexion Specialty Chemicals, Inc. had exercised its right to extend the Termination Date under our Merger Agreement with Hexion Specialty Chemicals, Inc. by ninety days from April 5th to July 4th, 2008.

•                  Under the terms of the Merger Agreement the $28.00 common share cash price to be paid by Hexion upon completion of the merger increases at the rate of 8% per annum beginning on April 6, 2008 (less any dividends declared or paid on or after April 6th).

Peter R. Huntsman, our President and CEO, stated:

“First quarter earnings were in line with our results for the fourth quarter and were achieved despite the continued escalation in prices for many of our raw material and feedstock, the continued decline in the value of the U.S. dollar as compared to the Euro and the impact on our customers, suppliers and employees from the uncertainties related to our pending merger.  In Polyurethanes, Adjusted EBITDA improved by over 10% as compared to the first quarter of last year as we continued to experience solid demand growth in MDI and selling prices have increased following recent global pricing announcements.  In Pigments, our results improved as compared to the trough conditions that we experienced in the second half of 2007.  We are optimistic that these trends will continue as 2008 progresses. In addition, we are entering into a traditionally stronger seasonal period for many of our key product lines.

“With respect to the pending merger with Hexion, we continue to engage in constructive discussions with the antitrust agencies regarding the regulatory approvals required to close the transaction.  Additionally, following the recent announcement of several senior leadership team roles for the combined company, integration planning with Hexion has continued at an accelerated pace.”

Huntsman Corporation

Operating Results

	Three months ended March 31,
In millions, except per share amounts	2008	2007

Revenues	$2,540.4	$2,251.9
Cost of goods sold	2,173.5	1,860.9
Gross profit	366.9	391.0
Operating expenses	276.8	242.9
Restructuring, impairment and plant closing costs	4.0	11.2
Operating income	86.1	136.9
Interest expense, net	(64.8)	(73.8)
Loss on accounts receivable securitization program	(4.6)	(4.2)
Equity in income of investment in unconsolidated affiliates	3.1	2.2
Other non-operating expense	(5.0)	(0.9)
Income from continuing operations before income taxes and minority interest	14.8	60.2
Income tax expense	(3.4)	(12.4)
Minority interest in subsidiaries’ income	(3.4)	(0.4)
Income from continuing operations	8.0	47.4
Loss from discontinued operations, net of tax(1)	(1.1)	(3.2)
Extraordinary gain on the acquisition of a business, net of tax(2)	0.4	2.4
Net income	$7.3	$46.6

Net income	$7.3	$46.6
Interest expense, net	64.8	73.8
Income tax expense	3.4	12.4
Depreciation and amortization	93.8	95.4
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	0.2	13.8
EBITDA(3)	$169.5	$242.0

Adjusted EBITDA - continuing operations(3)	$188.3	$244.5

Basic income per share	$0.03	$0.21
Diluted income per share	$0.03	$0.20
Adjusted diluted income per share from continuing operations(3)	$0.07	$0.25

Common share information:
Basic shares outstanding	227.1	220.8
Diluted shares	233.8	233.4
Diluted shares for adjusted diluted income per share from continuing operations	233.8	233.4

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended March 31,
In millions	2008	2007

Segment Revenues:
Polyurethanes	$1,001.7	$840.0
Materials and Effects	622.4	589.6
Performance Products	631.3	551.9
Pigments	285.2	270.2
Eliminations and other	(0.2)	0.2
Total from continuing operations	2,540.4	2,251.9

Discontinued operations (1)	—	395.4
Total	$2,540.4	$2,647.3

Segment EBITDA(3):
Polyurethanes	$131.8	$118.3
Materials and Effects	38.6	57.1
Performance Products	53.0	72.1
Pigments	10.4	23.5
Corporate and other	(63.4)	(41.2)
Discontinued operations - Polymers and Base Chemicals (1)	(0.9)	12.2
Total	$169.5	$242.0

Segment Adjusted EBITDA(3) :
Polyurethanes	$131.8	$118.7
Materials and Effects	40.0	62.9
Performance Products	53.1	72.2
Pigments	11.7	23.0
Corporate and other	(48.3)	(32.3)
Total from continuing operations	188.3	244.5
Discontinued operations (1)	—	18.1

Total	$188.3	$262.6

See end of press release for footnote explanations

Three Months Ended March 31, 2008 as Compared to Three Months Ended March 31, 2007

Revenues from continuing operations for the three months ended March 31, 2008 increased to $2,540.4 million from $2,251.9 million during the same period in 2007.  Revenues increased in our Polyurethanes segment due to higher average selling prices and higher sales volumes, whereas revenues increased in our Pigments segment due to higher average selling prices.  Revenues increased in our Materials and Effects and Performance Products segments due to higher average selling prices, partially offset by lower volumes.

For the three months ended March 31, 2008, EBITDA was $169.5 million as compared to $242.0 million in the same period in 2007.  Adjusted EBITDA from continuing operations for the three months ended March 31, 2008 was $188.3 million, as compared to $244.5 million for the same period in 2007.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended March 31, 2008 compared to the same period in 2007 was due to higher average selling prices and higher sales volumes.  MDI average selling prices increased 8% primarily due to the strength of the Euro versus the U.S. dollar, as well as price increase initiatives announced in the quarter.  MDI sales volumes increased primarily as the result of strong demand in Asia, Europe and other developing regions of the world, partially offset by lower volumes in certain residential construction related end markets in North America.  PO volumes increased due to improved plant productivity and stronger demand, while average selling prices for PO and co-product MTBE were higher primarily due to improved market demand and higher raw material costs.

The increase in EBITDA in the Polyurethanes segment was primarily the result of stronger PO and co-product MTBE margins as higher average selling prices and sales volumes more than offset higher raw material costs.  In urethanes, higher MDI selling prices were offset by higher raw material costs and increased fixed manufacturing and selling, general and administrative costs due primarily to the strength of the Euro versus the U.S. dollar.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended March 31, 2008 compared to the same period in 2007 was due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased by 11% as average selling prices increased in both advanced materials and textile effects due to the strength of major European currencies versus the U.S. dollar and price increase initiatives in certain markets and regions.  Total sales volumes decreased by 5% as advanced materials sales volumes decreased by 2% primarily in Europe and the Americas whereas textile effects sales volumes decreased by 10% primarily as the result of slower demand in western European for dyes and chemicals.  The advanced materials business contributed $379.3 million in revenue for the three months ended March 31, 2008, while the textile effects business contributed $243.1 million in revenues for the same period.

The decrease in EBITDA in the Materials and Effects segment was primarily due to higher indirect costs and selling, general and administrative costs, and foreign currency transaction losses attributable to the strength of major European currencies versus the U.S. dollar.  Higher revenues were substantially offset by increased raw material costs.  The advanced materials business contributed $39.5 million of EBITDA for the three months ended March 31, 2008, while the textile effects business contributed $(0.9) million for the same period.  During the three months ended March 31, 2008 the Materials and Effects segment recorded restructuring, impairment and plant closing costs of $1.4 million in textile effects as compared to $5.8 million for the same period in 2007.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended March 31, 2008 compared to the same period in 2007 was the result of a 29% increase in average selling prices partially offset by a 12% decrease in sales volumes.  Average selling prices increased primarily in response to higher raw material costs and the strength of major European and Australian currencies against the U.S. dollar.  The decrease in sales volumes was primarily attributable to lower sales of ethylene glycol during the quarter as the majority of our production is now sold under tolling agreements.  In addition, sales of olefin by-products were lower as compared to the prior period.  Sales volumes of performance specialties were higher due to improved demand.

The decrease in EBITDA in the Performance Products segment was primarily due to higher indirect and selling, general and administrative costs due to higher maintenance and manpower costs and the strength of major European and Australian currencies versus the U.S. dollar.  Higher revenues were offset by higher raw material costs.  In addition, the Port Neches, Texas intermediates and olefins facility underwent an extended turnaround and inspection during the quarter.  We estimate the financial impact of this outage at approximately $14 million in the first quarter.

Pigments

The increase in revenues in the Pigments segment for the three months ended March 31, 2008 compared to the same period in 2007 was primarily due to a 5% increase in average selling prices as volumes were essentially unchanged.  Average selling prices increased primarily due to the strength of the Euro versus the U.S. dollar, local currency selling prices were lower in Europe and in North America but higher in Asia and the other regions of the world.  Lower selling prices in Europe were primarily due to competitive market conditions, while lower selling prices in North America were due to continued softness in the coatings and construction related end markets.

The decrease in EBITDA in the Pigments segment was primarily due to the lower local currency selling prices in North America and Europe discussed above, together with higher raw material costs and higher manufacturing and selling, general and administrative costs primarily due to the strength of the Euro versus the U.S. dollar.

Discontinued Operations

On November 5, 2007, we completed the sale of the assets that comprise our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of the majority of the assets that comprise our Polymers segment to Flint Hills Resources.  Results from these businesses have been classified as discontinued operations.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on the sale of accounts receivable, losses on the early extinguishment of debt, merger associated expenses, minority interest, unallocated restructuring costs, gain and loss on the disposition of assets, the extraordinary gain on the acquisition of a business and other non-operating income and expense.  In the first quarter of 2008, the total of these items was a loss of $63.4 million as compared to $41.2 million in the 2007 period.  The decrease in EBITDA from these items was primarily the result of $5.2 million of merger associated expenses, $4.8 million of increased corporate information technology costs, higher minority interest in subsidiaries’ income of $3.0 million, $1.8 million of increased losses in our Australia styrenics business, $2.0 million of decreased extraordinary gain associated with the Textile Effects Acquisition and $1.7 million of increased unallocated foreign exchange losses.

Income Taxes

During the three months ended March 31, 2008, we recorded $3.4 million of income tax expense as compared to $12.4 million of income tax expense in the comparable period of 2007.  Our effective tax rate was 23% as compared to 21% for the comparable period in 2007.  During the three months ended March 31, 2008 we recorded a non-recurring tax benefit of approximately $18.4 million as a result of favorable tax settlements in the U.S. and other countries, which was offset by higher losses in certain jurisdictions where we were unable to record a corresponding income tax benefit due to valuation allowances.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2008 we had approximately $630 million in cash and unused borrowing capacity.  During the first quarter of 2008 our liquidity declined largely due to increased working capital requirements resulting from typical seasonal trends, higher average raw material and selling prices, annual payment of amounts related to property taxes and the scheduled turnaround at our Performance Products manufacturing facility at Port Neches, Texas.

For the three months ended March 31, 2008, total capital expenditures were approximately $109 million as compared to approximately $105 million for the same period in 2007.  Lower spending attributable to the rebuild of the fire damaged Port Arthur, Texas olefins facility which was sold in the fourth quarter of 2007, has been offset by higher spending on various other projects, including our maleic anhydride expansion at our Geismar, Louisiana site.  We expect to spend approximately $440 million on capital expenditures in 2008.

As a result of the fire damage at our Port Arthur, Texas facility that occurred on April 29, 2006, we have received and anticipate receiving additional settlements of insurance claims. We completed the rebuild and commissioning of the facility in the fourth quarter of 2007. We have paid our deductible on the claim of $60 million and have been advanced $325 million to date (of which $20 million was advanced during the three months ended March 31, 2008) by the insurance carriers. We have claimed approximately an additional $216 million as presently due and owing and unpaid under our policies for losses caused by the fire, and anticipate filing additional claims. Our insurance carriers have failed to advance the unpaid amounts pending further review and possible adjustment of the overall claim. The negotiation of this insurance claim is expected to continue during 2008.

Below is our outstanding debt:

	March 31,	December 31,
In millions	2008	2007

Debt: (4)
Senior Credit Facilities	$1,719.6	$1,540.0
Secured Notes	294.5	294.4
Senior Notes	198.0	198.0
Subordinated Notes	1,373.1	1,310.5
Other Debt	231.4	225.9
Total Debt	3,816.6	3,568.8

Total Cash	166.4	154.0

Net Debt	$3,650.2	$3,414.8

Approximately $90 million of the increase in our debt was the result of an increase in our non U.S. dollar denominated debt due to the decline in the value of the U.S. dollar.

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
In millions, except per share amounts	2008	2007	2008	2007	2008	2007

GAAP	$169.5	$242.0	$7.3	$46.6	$0.03	$0.20
Adjustments:
Loss on accounts receivable securitization program	4.6	4.2	—	—	—	—
Unallocated foreign currency loss	4.5	2.8	0.4	2.2	—	0.01
Loss on early extinguishment of debt	—	1.4	—	0.9	—	—
Other restructuring, impairment and plant closing costs	4.0	11.2	3.3	11.0	0.01	0.05
Merger associated expenses	5.2	—	5.2	—	0.02	—
Gain on dispositions of assets	—	(4.1)	—	(4.1)	—	(0.02)
Loss (income) from discontinued operations, net of tax(1)	0.9	(10.6)	1.1	3.2	—	0.01
Extraordinary gain on the acquisition of a business, net of tax(2)	(0.4)	(2.4)	(0.4)	(2.4)	—	(0.01)
Adjusted continuing operations	$188.3	$244.5	$16.9	$57.4	$0.07	$0.25

Discontinued operations	$(0.9)	$10.6	$(1.1)	$(3.2)	$—	$(0.01)
Restructuring, impairment and plant closing costs	—	1.0	—	0.6	—	—
Loss on disposition of assets	0.9	5.3	1.1	3.4	—	0.01
Loss on accounts receivable securitization program	—	1.2	—	—	—	—

Adjusted discontinued operations(1)	$—	$18.1	$—	$0.8	$—	$—

Three months ended December 31,
In millions	2007

Net income	2.2
Interest expense, net	70.3
Income tax expense	(3.4)
Depreciation and amortization	98.5
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	(65.3)
EBITDA(3)	$102.3

		Net Income (Loss) Available	Diluted Income (Loss)
	EBITDA	To Common Stockholders	Per Share
	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,
In millions, except per share amounts	2007	2007	2007

GAAP	$102.3	$2.2	0.01
Adjustments:
Loss on accounts receivable securitization program	4.4	—	—
Unallocated foreign currency loss	1.9	0.9	—
Loss on early extinguishment of debt	0.4	0.3	—
Other restructuring, impairment and plant closing costs	8.4	8.2	0.04
Merger associated expenses	4.8	4.8	0.02
Gain on dispositions of assets	(69.0)	(43.5)	(0.19)
Loss from discontinued operations, net of tax(1)	141.0	75.7	0.32

Adjusted continuing operations	$194.2	$48.6	$0.21

See end of press release for footnote explanations

Conference Call Information

We will hold a telephone conference to discuss our first quarter results on Friday May 9, at 11:00 a.m. ET.

Call-in number for U.S. participants:	(888) 713 – 4213
Call-in number for international participants:	(617) 213 – 4865
Participant access code:	93028400

In order to facilitate the registration process you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.theconferencingservice.com/prereg/key.process?key=PMX7EFVX8

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning May 9, 2008 and ending May 16, 2008.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 – 8010

International:	(617) 801 – 6888
Access code for replay:	65230565

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

Additional Information and Where to Find It:

In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), which definitive proxy statement has been mailed to its stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the company’s website at http://www.huntsman.com.

(1)          On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005, we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  Results from these businesses are treated as discontinued operations.

(2)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gains recorded during the three months ended March 31, 2008 and 2007 respectively were $0.4 million and $2.4 million, of which taxes were not applicable.

(3)          We use EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations, Adjusted net income from continuing operations and Adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and Adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets.  The reconciliation of Adjusted EBITDA from continuing operations to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; and loss on the sale of assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended March 31,
	2008	2007
Loss from discontinued operations, net of tax	$(1.1)	$(3.2)
Income tax expense (benefit)	0.2	—
Depreciation and amortization	—	13.8
EBITDA from discontinued operations	(0.9)	10.6
Restructuring, impairment and plant closing costs	—	1.0
Loss on disposition of assets	0.9	5.3
Loss on accounts receivable securitization	—	1.2
Adjusted EBITDA from discontinued operations	$—	$18.1

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the reconciliation of Adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; and loss on the sale of assets.  The reconciliation of Adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

(4)   Excludes $458 million and $428 million of off-balance sheet financing obtained under our accounts receivable securitization program as of March 31, 2008, and December 31, 2007, respectively.